EXHIBIT 99.2


     Genius Products Inc. Signs Music License for ``Rainbow Fish''

    SAN DIEGO--(BUSINESS WIRE)--Oct. 28, 2003--Genius Products, Inc. (OTCBB:GNPI) today announced it has signed a multi-year licensing agreement with United Media, licensing agent for the best-selling "Rainbow Fish" series of books.
    Working with United Media, Genius Products will create a full line of music CDs inspired by the adventures of Rainbow Fish and his friends. Sold individually, in multi-packs, and to complement existing licensed products, the music line will debut in 2003.
    Jean Sagendorph, Account Manager for United Media, stated, "The delightful Rainbow Fish themes of sharing and friendship, coupled with those that can be derived from Rainbow Fish's vast underwater world, will inspire wonderful music."
    "Genius Products is thrilled to be working with United Media on developing music for the terrific Rainbow Fish property," said Klaus Moeller, CEO of Genius Products. "Having sold over 8 million books in just 10 years, Rainbow Fish is truly a 'new classic' of children's literature. With a new TV series reaching over 10 million U.S. households 7 days/week, and over 1 million videos sold, we are proud to add our music series to their great line-up of warm and entertaining products."
    Rainbow Fish, first published in 1992, has already become a favorite of small children and their parents. The series of books tell stories about a fish who learns to make friends by sharing his most prized possession -- his glittering scales -- with others. It combines the wonder of undersea life and creatures with classic themes of friendship, caring and sharing. The music series will combine readings from the books with beautiful classical music, and new compositions, that explore all these themes.
    Rainbow Fish is licensed by United Media. United Media (UM) is a worldwide licensing and syndication company that focuses on building brand equity around a wide range of creative content. UM licenses and/or syndicates other properties, including PEANUTS, Precious Moments, the Copyrights at United Media portfolio (The World of Beatrix Potter, Paddington Bear, etc.), Raggedy Ann & Andy, Dilbert, 2GRRRLS, Nancy and Sluggo, and Miffy. United Media is an E.W. Scripps Company.
    Genius Products Inc. is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs, and cassettes. The products are sold under various brand names including Baby Genius, Kid Genius, Bozo the Clown, Raggedy Ann & Andy, Guess How Much I Love You, AMC. The company's award-winning products are widely distributed at major retail stores nationwide such as Target, Wal-Mart, Toys R Us, Babies R Us, Shopko, Borders, Meijers, Best Buy. The company also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel, and infant-care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parents Magazine, Playtex, Fazoli's and Child Magazine.

    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, established by securities legislation, and are based on the assumptions and exceptions of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.

    CONTACT: Genius Products, Inc., San Diego
             Klaus Moeller, 858-793-8840
             info@geniusproducts.com
             or
             United Media, New York
             Jean Sagendorph, 212-293-8500
             Jeans@unitedmedia.com